Exhibit (a)(1)(D)

LETTER TO CLIENTS

CEMEX, S.A. de C.V.

CEMEX, Inc.

Revised Offer to Purchase for Cash

Up to 90,018,042 Appreciation Warrants

(Including Appreciation Warrants Represented by ADWs)

At a Purchase Price

Not Greater Than Ps8.10 Per Appreciation Warrant

(U.S.$ Equivalent of Ps40.50 Per ADW)

nor

Less Than Ps5.10 Per Appreciation Warrant (U.S.$ Equivalent of Ps25.50 Per ADW)

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 4:15 P.M., NEW YORK CITY TIME, WHICH IS 3:15 P.M., MEXICO CITY TIME, ON JANUARY [ ], 2004, UNLESS THE OFFER IS EXTENDED. CEMEX, S.A. de C.V. MAY EXTEND THE OFFER PERIOD AT ANY TIME FOR UP TO THREE MONTHS, SUBJECT TO APPLICABLE REGULATORY APPROVALS.

December 10, 2003

To Our Clients who are Beneficial Owners of American

Depositary Warrants of CEMEX, S.A. de C.V.:

In connection with the offer by CEMEX, S.A. de C.V. (“CEMEX”) to purchase for cash (the “Offer”), upon the terms and subject to the conditions set forth in the Revised Offer to Purchase, dated December 10, 2003 (the “Offer to Purchase”), and the related letter of transmittal, up to 90,018,042 of its appreciation warrants (including appreciation warrants represented by American Depositary Warrants (“ADWs”), each ADW representing five appreciation warrants) at a single price in Mexican Pesos not greater than Ps8.10 per appreciation warrant (U.S.$ equivalent of Ps40.50 per ADW) nor less than Ps5.10 per appreciation warrant (U.S.$ equivalent of Ps25.50 per ADW), as specified by tendering holders, please find enclosed the Offer to Purchase. Citibank, N.A. has been appointed as the U.S. tender agent by CEMEX. All appreciation warrants purchased in the offer will be purchased by CEMEX, and all ADWs purchased in the offer will be purchased by CEMEX, Inc., a wholly-owned U.S. subsidiary of CEMEX. The Offer to Purchase is being furnished to you as the beneficial owner of ADWs held by us for your account. In addition, please find the attached Instructions for Tender of ADWs (the “Instruction Form”), which must be completed by you in order to direct the tender of your ADWs. CEMEX has made arrangements with Citibank, N.A., as U.S. tender agent for the ADWs, to make available the ability to tender ADWs upon the terms set forth in the Offer to Purchase and the related letter of transmittal. Your prompt attention is requested, as the Offer expires at 4:15 p.m., New York City time, which is 3:15 p.m., Mexico City time, on January [    ], 2004 (the “ADW tender offer expiration date”).

CEMEX will determine a single per appreciation warrant price, not greater than Ps8.10 per appreciation warrant (U.S.$ equivalent of Ps40.50 per ADW) nor less than Ps5.10 per appreciation warrant (U.S.$ equivalent of Ps25.50 per ADW), in cash (the “Selected Purchase Price”) that it will pay for appreciation warrants and ADWs validly tendered and not properly withdrawn in the Offer, taking into account the number of appreciation warrants and ADWs tendered and the prices specified by tendering holders. CEMEX will select the lowest purchase price that will allow it to purchase 90,018,042 appreciation warrants (including appreciation warrants represented by ADWs), or if a lesser number of appreciation warrants (including appreciation warrants represented by ADWs) are validly tendered, all appreciation warrants (including appreciation warrants represented by ADWs) that are validly tendered and not properly withdrawn. All appreciation warrants and ADWs acquired in the offer will be acquired at the Selected Purchase Price.

CEMEX’s offer is being made upon the terms and subject to the conditions set forth in its Offer to Purchase enclosed herewith and in the related letter of transmittal which, as each may be amended and supplemented from time to time, together constitute the Offer.

Only ADWs validly tendered at prices equal to or below the Selected Purchase Price and not properly withdrawn will be purchased. However, because of the proration provisions described in the Offer to Purchase, all of the ADWs tendered at or below the Selected Purchase Price may not be purchased if more than 90,018,042 appreciation warrants (including appreciation warrants represented by ADWs) are validly tendered. All ADWs tendered and not purchased, including ADWs tendered at prices above the Selected Purchase Price and ADWs not purchased because of proration, will be returned at CEMEX’s expense as promptly as practicable after the Offer is completed or terminated.

Upon the terms and conditions of the Offer, if more than 90,018,042 appreciation warrants (including appreciation warrants represented by ADWs) are validly tendered at prices equal to or below the Selected Purchase Price and not properly withdrawn, CEMEX and CEMEX, Inc. will purchase validly tendered appreciation warrants and ADWs, respectively, in the following order:

•	First, all appreciation warrants and ADWs validly tendered and not properly withdrawn by any “odd lot holder” (as defined in the Offer to Purchase) who:

(i)	tenders all appreciation warrants or ADWs owned (beneficially or of record) by the odd lot holder at a price equal to or below the Selected Purchase Price (tenders of less than all the appreciation warrants or ADWs owned will not qualify for this preference); and

(ii)	completes the section entitled “Odd Lots” in the letter of transmittal; and

•	Second, after the purchase of all the appreciation warrants and ADWs validly tendered by odd lot holders, all other appreciation warrants and ADWs validly tendered at prices equal to or below the selected purchase price, on a pro rata basis with appropriate adjustments to avoid purchases of fractional appreciation warrants.

A TENDER OF YOUR ADWs CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER YOUR ADWs HELD BY US FOR YOUR ACCOUNT.

Accordingly, please use the attached Instruction Form to instruct us as to whether you wish us to tender any or all of the ADWs we hold for your account on the terms and subject to the conditions of the Offer.

WE CALL YOUR ATTENTION TO THE FOLLOWING:

1. You may tender ADWs at prices not greater than the U.S.$ equivalent of Ps40.50 nor less than the U.S.$ equivalent of Ps25.50 per ADW as indicated in the attached Instruction Form, net to you in cash, without interest.

2. The Offer is not conditioned upon any minimum number of ADWs being tendered. The Offer is, however, subject to certain other conditions described in the Offer to Purchase and the related letter of transmittal.

3. The Offer, proration period and withdrawal rights will expire at 4:15 p.m., New York City time, which is 3:15 p.m., Mexico City time, on [            ], January [    ], 2004, unless CEMEX extends the Offer.

4. The Offer is for up to 90,018,042 appreciation warrants (including appreciation warrants represented by ADWs), constituting approximately 86.73% of the total appreciation warrants (including appreciation warrants represented by ADWs) outstanding as of December 8, 2003.

5. Tendering owners of ADWs who are registered ADW holders or who tender their ADWs directly to Citibank, N.A., as the U.S. tender agent, will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Purchase and the related letter of transmittal, stock transfer taxes on CEMEX’s purchase of ADWs under the Offer.

6. If you are an odd lot holder, meaning that you own beneficially or of record an aggregate of fewer than 100 appreciation warrants or 20 ADWs, and you instruct us to tender on your behalf all such appreciation warrants or ADWs at or below the Selected Purchase Price before the expiration date and check the box captioned “Odd Lots” in the attached Instruction Form, CEMEX and CEMEX, Inc., upon the terms and subject to the conditions of the Offer, will accept all such appreciation warrants and ADWs, respectively, for purchase before proration, if any, of the purchase of other appreciation warrants and ADWs validly tendered at or below the Selected Purchase Price and not properly withdrawn.

7. If you wish to tender portions of your ADWs at different prices, you must complete and submit only one Instruction Form setting forth the different prices at which you agree to have CEMEX purchase your ADWs.

8. The board of directors of CEMEX has approved the Offer. However, neither CEMEX, its board of directors, CEMEX, Inc., the information agent, the U.S. tender agent, the U.S. dealer manager nor the Mexican dealer manager makes any recommendation to owners of ADWs as to whether they should tender or not tender their ADWs or as to the price or prices at which owners of ADWs may choose to tender their ADWs. Owners of ADWs must each make their own decision as to whether to tender their ADWs and, if so, how many ADWs to tender and the price or prices at which such ADWs should be tendered.

9. If you wish to have us tender any or all of your ADWs, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your ADWs, we will tender all such ADWs unless you specify otherwise on the attached Instruction Form.

10. There will be no guaranteed delivery procedures permitting delivery after the ADW tender offer expiration date.

Please forward your Instruction Form to us as soon as possible to allow us ample time to tender your ADWs on your behalf prior to the expiration of the Offer.

The Offer is being made solely under the Offer to Purchase and the related letter of transmittal and is being made to all record holders of appreciation warrants (including appreciation warrants represented by ADWs). The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of ADWs residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

INSTRUCTION FORM

INSTRUCTIONS FOR TENDER OF ADWs OF

CEMEX, S.A. de C.V.

By signing this instruction form you acknowledge receipt of our letter and the enclosed Revised Offer to Purchase, dated December 10, 2003 (the “Offer to Purchase”), and the related letter of transmittal in connection with the offer by CEMEX, S.A. de C.V., a corporation organized under the laws of the United Mexican States (“CEMEX”), to purchase a portion of its appreciation warrants (including appreciation warrants represented by ADWs). CEMEX is offering to purchase for cash (the “Offer”) up to 90,018,042 of its appreciation warrants (including appreciation warrants represented by ADWs), at a price not greater than Ps8.10 per appreciation warrant (U.S.$ equivalent of Ps40.50 per ADW) nor less than Ps5.10 per appreciation warrant (U.S.$ equivalent of Ps25.50 per ADW), in cash, without interest, as specified by tendering holders. CEMEX’s Offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related letter of transmittal, which, as each may be amended or supplemented from time to time, together constitute the Offer.

This will instruct us to tender to CEMEX, on your behalf, the number of ADWs indicated below (or if no number is indicated below, all ADWs) which are beneficially owned by you but registered in our name, upon the terms and subject to the conditions of the Offer.

Number of ADWs to be tendered:

                                 ADWs. (Unless otherwise indicated, it will be assumed that all ADWs held by us for your account are to be tendered.)

PRICE AT WHICH YOU ARE TENDERING

(SEE INSTRUCTION 5 TO THE LETTER OF TRANSMITTAL)

You must check one box and only one box if you want to tender all of your ADWs at only one price. Your ADWs will not be validly tendered if (i) more than one box is checked and you are not tendering portions of your ADWs at more than one price or (ii) no box is checked.

ADWs TENDERED AT A PRICE DETERMINED BY YOU:

By checking one or more of the following boxes below you are tendering ADWs at the price(s) checked. This action could result in none of your ADWs being purchased if the purchase price selected by CEMEX for the ADWs is less than the price(s) checked below. If you check only one box and do not indicate the number of ADWs you wish to tender at that price, all of the ADWs tendered by you will be deemed tendered at the Selected Purchase Price. If you want to tender different portions of your ADWs at more than one price, you must indicate besides each box the number of ADWs you wish to tender at those specific prices. The same ADWs cannot be tendered at more than one price.

PRICE (IN PESOS) PER ADW AT WHICH ADWs ARE BEING TENDERED

	Price	Number

☐	U.S.$ equivalent of Ps25.50

☐	U.S.$ equivalent of Ps27.00

☐	U.S.$ equivalent of Ps28.50

☐	U.S.$ equivalent of Ps30.00

☐	U.S.$ equivalent of Ps31.50

☐	U.S.$ equivalent of Ps33.00

☐	U.S.$ equivalent of Ps34.50

☐	U.S.$ equivalent of Ps36.00

☐	U.S.$ equivalent of Ps37.50

☐	U.S.$ equivalent of Ps39.00

☐	U.S.$ equivalent of Ps40.50

If you wish to ensure that your ADWs will be purchased, subject to the proration provisions of the Offer, you should check the box next to the minimum purchase price of the U.S.$ equivalent of Ps25.50 per ADW above. This means that you will accept the minimum purchase price or a higher purchase price selected by CEMEX in accordance with the terms of the Offer to Purchase and the related letter of transmittal.

ODD LOTS

(SEE INSTRUCTION 8 TO THE LETTER OF TRANSMITTAL)

Completed this section ONLY if you own, or are tendering on behalf of a person who owns, beneficially or of record, an aggregate of fewer than 100 appreciation warrants or 20 ADWs.

On the date hereof, you either (check one box):

☐	are the beneficial or record owner of an aggregate of fewer than 100 appreciation warrants or 20 ADWs, and are tendering all of such appreciation warrants or ADWs, or

☐	are a broker, dealer, commercial bank, trust company or other nominee which:

(a)	is tendering, for the beneficial owners thereof, appreciation warrants or ADWs with respect to which it is the record owner, and

(b)	believes, based upon representations made to it by such beneficial owners, that each such person was the beneficial owner of an aggregate of fewer than 100 appreciation warrants or 20 ADWs and is tendering all of such appreciation warrants or ADWs.

THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE OPTION AND RISK OF THE TENDERING OWNER OF ADWs. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.  IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY.

SIGN HERE:

Name: Signature:	Address:

Printed name (if signatory is not the beneficial owner):	Telephone Number:

Title or Capacity (if signatory is not the beneficial owner):	Tax ID or Social Security Number:

Date Executed:

THIS FORM MUST BE RETURNED TO THE BENEFICIAL OWNER’S BANK OR BROKER AND NOT TO CITIBANK, N.A. WITH SUFFICIENT TIME FOR THE BENEFICIAL OWNER’S BANK OR BROKER TO INSTRUCT THE U.S. TENDER AGENT TO EXECUTE THE ABOVE TRANSACTIONS PRIOR TO THE ADW TENDER OFFER EXPIRATION DATE.